Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 17, 2016 and effective as of the Effective Time (as defined below), pursuant to Section 18-209 of the Delaware Limited Liability Company Act (the “Delaware Act”) and Section 264 of the Delaware General Corporation Law (the “DGCL”), is made and entered into by and among Extraction Oil & Gas Holdings, LLC, a Delaware limited liability company (“Holdings”) and Extraction Oil & Gas, Inc., a Delaware corporation (“Extraction,” and together with Holdings, the “Parties”).

RECITALS

WHEREAS, the board of managers of Holdings has adopted by written consent resolutions recommending and approving this Agreement and the Merger (as defined below in Section 3 hereof) upon the terms and conditions hereinafter set forth; and

WHEREAS, the board of directors of Extraction has adopted resolutions declaring advisable and approving this Agreement and the Merger upon the terms and conditions hereinafter set forth; and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions upon which the Merger shall take place.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of prescribing the terms and conditions of the Merger and the mode of carrying the same into effect, the Parties hereby covenant and agree as follows:

AGREEMENTS

1.                        Effective Time.  The Merger shall become effective upon the filing of the Certificate of Merger, in substantially the form of the Certificate of Merger attached hereto as Annex A, with the Secretary of State of the State of Delaware, or at such later date specified in such Certificate of Merger (such time being referred to herein as the “Effective Time”).

2.                        Name; Type of Entity; Jurisdiction.  The name, type of entity and jurisdiction of formation of the parties to the Merger are as follows:

Name of Entity	Type of Entity	Jurisdiction of Formation
Extraction Oil & Gas Holdings, LLC	Limited Liability Company	Delaware

Extraction Oil & Gas, Inc.	Corporation	Delaware

3.                        Merger.  In accordance with Section 18-209 of the Delaware Act and Section 264 of the DGCL, and subject to and upon the terms and conditions of this Agreement, Holdings shall, at the Effective Time and in accordance with Section 4 hereof, be merged with and into Extraction, the separate organizational existence of Holdings shall cease and Extraction shall continue as the surviving entity (the “Merger”).  Extraction, as the entity surviving the Merger

(the “Surviving Entity”), shall continue its existence as a corporation under the laws of the State of Delaware.

4.                        Conversion of Ownership Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of the below holders of membership interests of Holdings (“Membership Interests”):

i.                  Holders of Tranche A Units, Tranche C Units, Restricted Units and Incentive Units (each as defined in the Third LLC Agreement (as defined below)) will be entitled to receive an aggregate of 108,460,231 shares of common stock of Extraction, par value $0.01 (“common stock”), to be allocated in accordance with Section 4.4 of the Third Amended and Restated Limited Liability Company Agreement of Holdings (“Third LLC Agreement”) and that certain Stakeholders’ Agreement, dated October 3, 2016, by and among Holdings, Extraction Oil & Gas, LLC, a Delaware limited liability company, and the other signatories thereto, pursuant to which such shares of common stock will be held in escrow in accordance therewith.

ii.               Holders of Series B Preferred Units (as defined in the Third LLC Agreement) will be entitled to receive an aggregate of 185,280 Series A Convertible Preferred Stock of Extraction.

5.                        Effect of the Merger.  At and after the Effective Time, the Merger will have the effects set forth in Section 18-209 of the Delaware Act and Section 264 of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, privileges, powers and franchises of Holdings shall be vested in Extraction, and all debts, liabilities and duties of Holdings shall become the debts, liabilities and duties of Extraction.

6.                        Amendment.  At any time prior to the Effective Time, this Agreement may, to the extent permitted by the Delaware Act and the DGCL, be supplemented, amended or modified by the mutual written consent of the Parties.

7.                        Constituent Documents of the Surviving Entity.  At the Effective Time, upon the Merger becoming effective, Extraction’s Certificate of Incorporation, as filed October 11, 2016 with the Secretary of State of the State of Delaware, shall be and will constitute the certificate of incorporation of the Surviving Entity until amended in the manner provided by law, and the Bylaws of Extraction, dated October 11, 2016, shall be and will constitute the bylaws of the Surviving Entity until amended in the manner provided by law.

8.                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

9.                        Governing Law.  This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

10.                 Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the Annexes hereto and the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the Parties any rights or remedies hereunder.

11.                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

12.                 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SURVIVING ENTITY:	EXTRACTION OIL & GAS, INC.

	By:	/s/ Russell T. Kelley, Jr.
	Name:	Russell T. Kelley, Jr.
	Title:	Chief Financial Officer

MERGING ENTITY:	EXTRACTION OIL & GAS HOLDINGS, LLC

	By:	/s/ Russell T. Kelley, Jr.
	Name:	Russell T. Kelley, Jr.
	Title:	Chief Financial Officer

Signature Page to Agreement and Plan of Merger

ANNEX A

FORM OF CERTIFICATE OF MERGER OF
EXTRACTION OIL & GAS HOLDINGS, LLC
WITH AND INTO
EXTRACTION OIL & GAS, INC.

Pursuant to Section 18-209 of the Delaware Limited Liability Company Act  (the “Delaware Act”) and Section 264 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation submits the following Certificate of Merger adopted for filing and hereby certifies that:

FIRST:      The name and state of domicile of each of the constituent entities is as follows:

Name of Entity	Type of Entity	Jurisdiction of Formation
Extraction Oil & Gas Holdings, LLC	Limited liability company	Delaware

Extraction Oil & Gas, Inc.	Corporation	Delaware

SECOND:                                       An Agreement and Plan of Merger (the “Plan of Merger”) providing for the merger (the “Merger”) of Extraction Oil & Gas Holdings, LLC, a Delaware limited liability company (“Holdings”), with and into Extraction Oil & Gas, Inc., a Delaware corporation (“Extraction”), has been approved, adopted, certified, executed and acknowledged in accordance with the provisions of Section 18-209 of the Delaware Act and Section 264 of the DGCL by each of the constituent entities.

THIRD:                                                  Extraction shall be the surviving company after the Merger (the “Surviving Company”).  The name of the Surviving Company is Extraction Oil & Gas, Inc.

FOURTH:                                     The Merger is to become effective upon filing of this certificate.

FIFTH:                                                    The Certificate of Incorporation of Extraction, as filed October 11, 2016 with the Secretary of State of the State of Delaware, shall be and will constitute the certificate of incorporation of the Surviving Company.

SIXTH:                                                   The executed Plan of Merger is on file at: 370 17th Street, Suite 5300, Denver, Colorado 80202, the principal place of business of the Surviving Company.

SEVENTH:                              A copy of the Plan of Merger will be furnished by the Surviving Company, upon request and without cost, to any shareholder of any constituent corporation or any member of any constituent limited liability company.

[Signature page follows]

IN WITNESS WHEREOF, Extraction has caused this Certificate of Merger to be signed by a duly authorized officer thereof, on the 17th day of October, 2016.

EXTRACTION OIL & GAS, INC.

By:
Name:
Title: